Exhibit 4.14

AMENDMENT NO. 2 TO THE FUNDING COMMITMENT LETTER
DATED NOVEMBER 17, 2023 BY YA II PN, LTD. TO SONO GROUP N.V.

This agreement is made on April 30, 2024.

PARTIES

(1) Sono Group N.V., a public liability company (naamloze vennootschap) under the laws of the Netherlands, with its business address at Waldmeisterstraße 93, 80935 Munich, Germany, and registered with the Dutch Trade Register under number 80683568 (“Sono NV”); and

(2) YA II PN, Ltd., an exempted limited company organized and existing under the laws of the Cayman Islands with its registered office at Maples Corporate Service, 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its mailing address at 1012 Springfield Avenue Mountainside New Jersey 07092 (the “Lender”).

Sono NV and the Lender are referred to herein each as a “Party” and together as the “Parties”.

BACKGROUND

A.

On November 17, 2023, the Lender issued the funding commitment letter to Sono NV, whereby the Lender committed to provide funding of up to EUR 9,000,000 to Sono NV through the issuance of convertible debentures (as amended and supplemented from time to time, the “Funding Commitment Letter”), subject to the terms as set out in the Funding Commitment Letter.

B.	On February 2, 2024, the Parties entered into Amendment No. 1 to the Funding Commitment Letter.

C.

The parties now wish to further supplement and amend the Funding Commitment Letter as set forth in this second amendment to the Funding Commitment Letter (the “Second Amendment Agreement”) to set forth the terms and conditions on which the Lender commits and underwrites to facilitate Sono NV up to an additional EUR 2,000,000 under the Funding Commitment Letter in accordance with the terms and conditions set forth herein and therein.

AGREED TERMS

The Lender and Sono NV hereby agree as follows:

1	Definitions and Interpretations

In this Second Amendment Agreement capitalized terms shall have the meaning ascribed to them in the Funding Commitment Letter unless the contrary is apparent.

2	Amendments and Commitment to Provide Additional Funding.

2.1

With effect from the date of this Second Amendment Agreement and for the purposes of increasing the Lender’s commitment to fund, Section 2.1 of the Funding Commitment Letter shall be replaced with the following:

1.    2.1    The Lender agrees and will facilitate the following amounts (each a Funding) to the Company at the relevant funding date, in an aggregate amount of up to EUR 11,000,000 minus the amount equal to the Cash Left-Over (as defined in the Restructuring Agreement), as per the table below:

No. of Funding	Funding Date	Funding Amount
1. Tranche 1	Closing Date	EUR 4,000,000
2. Tranche 2	As required (upon funds facilitated under Tranche 1 having been applied in accordance with the Budget)	As required (upon funds facilitated under Tranche 1 having been applied in accordance with the Budget)
3. Tranche 3	Week 1 of January 2025	EUR 1,000,000
4. Tranche 4	Week 1 of April 2025	EUR 1,000,000

2.2

The maturity date of each New Debenture, other than the New Debenture issued on February 5, 2024 in connection with the funding of tranche 1, shall be the later of (i) July 1, 2025, or (ii) 12 months from the issuance date of each such New Debenture.

2.3

The date set forth in Section 2.4 of the Funding Commitment Letter, i.e. the date upon which the obligation of the Lender to commit any Fundings automatically lapses, shall be extended from December 31, 2024 to May 1, 2025, 12 p.m. (German time).

2.4

The Budget attached as Schedule 2 to the Funding Commitment Letter shall be replaced by Schedule 2 to this Second Amendment Agreement, which updated Budget includes the maximum of the capital expenditures required by Sono NV and its subsidiary through the end of the second quarter of 2025.

3	Miscellaneous

3.1	Any other provisions of the Funding Commitment Letter shall remain unaffected by this Second Amendment Agreement.

3.2	Clauses 8 and 9 of the Funding Commitment Letter shall apply mutatis mutandis to this Second Amendment Agreement.

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this Second Amendment Agreement to us.

Further, we intend to continue in due course our efforts to fund Sono Group and we are prepared to negotiate in good faith such extension on terms satisfactory to us and if and to the extent this is commercially reasonable and necessary, provided Sono Group meets the Budget and there is no Termination Event.

(signature page follows)

Signature page

/s/ Michael Rosselli

…………………………….

For and on behalf of

YA II PN, Ltd.

/s/ George O’Leary

…………………………….

For and on behalf of

SONO GROUP N.V.

Schedule 2 Budget

[to be attached]

[OMITTED]